Exhibit 23.1

KPMG LLP

Bay Adelaide Centre

Suite 4600

333 Bay Street

Toronto, Ontario

M5H 2S5

Telephone (416) 777-8500

Fax (416) 777-8818

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Open Text Corporation:

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement on Form S-3 (No. 333-195479) of Open Text Corporation of our reports both dated July 26, 2016, with respect to the consolidated balance sheets of Open Text Corporation as of June 30, 2016 and June 30, 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2016, and the effectiveness of internal control over financial reporting as of June 30, 2016, and to the reference to our firm under the heading “Experts” in the Registration Statement. Our report on the consolidated financial statements refers to retrospective changes related to the presentation of deferred income tax assets and liabilities as non-current and debt issuance costs as a direct deduction from the carrying amount of the debt, in the year ended June 30, 2016.

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

December 12, 2016

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG
LLP.